Exhibit 1

Oi S.A. – In Judicial Reorganization Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43 Board of Trade (NIRE) No. 33.30029520-8 Publicly-Held Company

MATERIAL FACT

Oi S.A. – In Judicial Reorganization (“Oi” or “Company”), in compliance with Article 157, paragraph 4, of Law 6,404/76 (“Brazilian Corporation Law”) and pursuant to CVM Instruction No. 358/02, hereby informs its shareholders and the market in general that, on this date, the Directors’ Council of the National Telecommunications Agency (“Anatel”), which, through Decision Order Judgment No. 510 (“Decision Order”), ordered Oi to, among other things:

(i)                 notify the Superintendence of Competition, on the same date that the Board of Directors and Executive Board meetings of the Company are convened, in order to send a representative to attend said meeting, and, furthermore, grant the Anatel representative access to the Company’s accounting, legal, economic-financial and operating documents, information so that it can immediately inform Anatel’s Directors’ Council of any acts or facts relevant to the maintenance of the concession and compliance with the duties or fiduciary powers by the company’s directors and may suggest to Anatel’s Directors’ Council that precautionary measures be taken in the public interest and to avoid ruinous acts against the Company;

(ii)               formally submit to Anatel’s Directors’ Council, within 24 hours from the notification of the Decision, the draft Plan Support Agreement (“PSA”) approved at the meeting of the Board of Directors held on November 3, 2017, demonstrating that the approval and execution of the instrument do not present risks to the continuity of the various services offered by the Company, to Anatel’s Directors’ Council, the Company’s Board of Directors or the Company’s Board of Executive Officers; and

(iii)             refrain from signing the PSA prior to the review of the draft by Anatel’s Directors’ Council, an examination that will preserve the company’s governance autonomy and will be exclusively related to the existence or non-existence clauses ruinous to the company, particularly those which content implies anticipation of pecuniary obligations that, once executed, may affect the operation of the company and the concession, as well as impact consumers, the provision of services and, relationally, the entire Brazilian Telecommunications System.

The full text of the Decision Order is attached to this Material Fact.

The Company will keep its shareholders and the market informed on the development of the subjects matters of this Material Fact.

Rio de Janeiro, November 6, 2017.

Carlos Augusto Machado Pereira de Almeida Brandão

Chief Financial Officer, Investor Relations Officer and Officer

Oi S.A. – In Judicial Reorganization

           The members of the Directive Board of the National Telecommunications Agency, Anatel, under the authority granted to them by Articles 8, Paragraph 1, and 22, Item V, of Law No. 9,472, of July 16, 1997, Telecommunications Act, or LGT, and considering: (i) the Notice to the Market disclosed by Oi S.A. – In Judicial Reorganization, on November 4, 2017, which officially informs the approval, by a majority vote of the Company’s Board of Directors, of a proposal to support the judicial reorganization plan (the “Plan Support Agreement,” or PSA), a term sheet, with nature of pre-agreement, with binding content to the Company in connection with the money obligations; (ii) that the PSA, which exact terms are not fully disclosed, has been the object of discussions in several meetings of the Company’s Board of Directors and that the Executive Board has repeatedly expressed its disagreement with aspects which are potentially ruinous to the Company and to the concession; (iii) the possibility of introducing operating risks to the Company in case of execution of the PSA, particularly due to the announced inclusion of money obligations which, once settled, could affect the Company’s operations and the concession, in addition to impacting customers, the service performance and, due to its interrelated nature, the entire Brazilian Telecommunications System; (iv) that there would be elements in the approved PSA which may be deemed, although potentially, as a potential violation of fiduciary rights, capable of bringing about ruining consequences to the Company; (v) that the draft PSA, which approval was disclosed through a Notice to the Market, dated November 4, 2017, was not formally submitted to Anatel, which results that the Agency does not have sufficient knowledge on its impact in the Company’s operating conditions; (vi) the economic and financial supervision activities of all concessionaries of the telecommunications’ sector and of the Group Oi concessionaries, in particular, through the annual Economic and Financial Review Reports (Relatórios de Análise Econômico-Financeira, or RAEC), as well as the monthly monitoring survey; (vii) that the Company, at the November 3, 2017 meeting, resolved to change its Statutory Executive Board, approving the name of Board Members Hélio Calixto da Costa, with ties with Societé Mondiale, and João Vicente Ribeiro, with ties with shareholder Pharol, both of which have been demonstrating their agreement with the execution of the approved PSA, which is inferred through formal acts and public statements; (viii) that the execution of a PSA requires the signature of just two (2) Statutory Executive Officers, pursuant to Article 38 of the Oi S.A. By-laws, and that, as a result, the execution of the draft PSA approved is, therefore, imminent; (ix) the legal authority of the Agency, which answers as protector of the public interest within the telecommunications sector; (ix)(sic) the need to safeguard the public interest, given the potential risk of discontinuity of the Company’s services, which would impact a significant portion of the Brazilian population; (x) the need to adopt a temporary measure, capable of ensuring, though precariously, the appropriate management of the Company; (xi) the contemporary corporate control and governance techniques, which are characterized by the proportionate and localized interference in the companies’ acts and which today are widely practiced by the main regulatory agencies in the world; (xii) the decision included in Decision Order No. 17/2016/SEI/CPOE/SCP, of November 8, 2016, upheld by Anatel’s Directive Board under Decision No. 3, of January 6, 2017, which ordered Oi S.A. – In Judicial Reorganization to notify the Antitrust Superintendence, on the same date a meeting of the Board of Directors is called, so that it could, if so desired, send a representative to attend such Meeting; (xiii) that the necessary requirements are present for the adoption of a provisional measure, that is, the “fumus boni juris” and the “periculum in mora”; (xiv) the content of Review No. 144/2017/SEI/LM (SEI No. 2067165), of November 5, 2017; and (xv) the content of Procedure No. 53500.079393/2017-66, hereby, DECIDE, by unanimous vote, to determine to Oi S.A. – In Judicial Reorganization, as a provisional remedy, that: a) in addition to the order included under item 4 of Decision Order No. 17/2016/SEI/CPOE/SCP, of November 8, 2016, the Antitrust Superintendence be notified, on the same date the call notices to all Board of Directors and Executive Board Meetings of the Company are issued, so that, if so desired, it may send a representative to attend such Meeting. The Anatel representative must be allowed access to the documents and to accounting, legal, economic and financial and operating information of the Company, to allow him/her to immediately inform Anatel’s Directive Board about any material acts or facts in connection with the concession and compliance with the fiduciary duties by the Company’s management, as well as suggest to Anatel’s Directive Board provisional remedies with view to the best public interest and to prevent ruining actions to the Company; b) Oi S.A. – In Judicial Reorganization, through its Board of Directors or Executive Board, formally submit to Anatel’s Directive Board the draft PSA approved at the Board of Directors’ Meeting held on November 3, 2017, and to provide evidence that the approval and execution of such instrument do not represent any risk to the continuity of the array of services offered by the Company, and it should do so within twenty-four (24) hours, counted from the receipt of notice of this provisional remedy, which shall be given to the Chairman of the Company’s Board of Directors, in

the most expeditious manner, without prejudice of subsequent mail communication with proof of delivery; and c) abstain from executing the PSA prior to its review by Anatel’s Directive Board, a review which shall preserve the Company’s management autonomy and which scope shall solely refer to the existence or not of any clauses ruining to the Company, particularly those which content imply advancement of money obligations which, once performed, may affect the operation of the Company and of the concession, in addition to negatively impacting customers, the provision of services and, due to its interrelated nature, the entire Brazilian Telecommunications System.

            This Decision shall become effective upon notice, through any means, of this provisional remedy, to the Chairman of the Company’s Board of Directors, without prejudice of publication of the relevant excerpt in the Federal Official Gazette.

            The Judge of the 7th Corporate Court of the Judicial District of the Capital of Rio de Janeiro shall be given knowledge of this Appellate Decision, by means of a file in the docket of Procedure 0203711-65.2016.8.19.0001, as well as the General Counsel for the Federal Government, whom coordinates the executive branch working group appointed to survey and propose solutions to the judicial reorganization of Oi. S.A., and also the Minister of Science, Technology, Innovation and Communications.

            Participated in this decision the Chair Juarez Quadros do Nascimento and Board Members Otávio Luiz Rodrigues Junior, Anibal Diniz and Leonardo Euler de Morais.